Code of Ethics

Background

In July 2004, the SEC adopted Rule 204A1 of the Advisers Act requiring SEC-RIAs to adopt a Code of Ethics. The rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel. The Code of Ethics, in keeping with Rule 204A-1, requires SEC-registered investment advisers to perform the following:

•Setting a high ethical standard of business conduct reflecting adviser's fiduciary obligations;
•Compliance with federal securities laws;
•Access persons to periodically report personal securities transactions and holdings, with limited exceptions;
•Prior approval for any Initial Public Offering (“IPO”), private placement investments, reportable funds (meaning registered investment companies in which Fortuna is adviser or sub-adviser) or other securities transactions as determined to be necessary by Access Persons (and Access Persons-related covered accounts
•Reporting of violations;
•Delivery and acknowledgement of the Code of Ethics by each supervised person;
•Reviews and sanctions;
•Recordkeeping; and
•Summary Form ADV disclosure.

Policy

An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations. Accordingly, Fortuna has adopted and implemented a strict Code of Ethics to govern the activities of Supervised Persons (including Access Persons) of the Adviser and to help ensure Fortuna maintains a strong culture of compliance inclusive of meetings its fiduciary obligation to its clients and mitigating potential and actual conflicts of risks. Fortuna, in carrying out its Code of Ethics obligations maintains the discretion to engage a third-party service provider to assist in the automation of Code Reporting requirements. Alternatively, Fortuna retains the authority to replace the third-party service provider or direct its Access Persons to achieve compliance with Code requirements through an alternative process, such as, email.

Fortuna’s Code of Ethics governs practices covering personal securities transactions, outside business activities, gifts and gratuities/entertainment, and political contributions. Although not covered by the Advisers Act or subject to administration by the Adviser’s CCO or designee, the Trust and specifically the Trust CCO will initiate Code of Ethics and other Trust-related certifications or attestation for which the Adviser, in its capacity as adviser to ETFs (or other registered investment companies) on the Trust, is mandated to complete under its applicable agreement. The Trust CCO shall maintain full authority and responsibility to oversee Trust-related attestations or certifications. Within Fortuna, the CCO or designee will be responsible for ensuring that those certifications and/or attestations, including those related to the Adviser’s sponsored ETF activities and personal securities transactions, are completed thoroughly and promptly. In doing so, the Adviser’s CCO or designee shall remain ultimately responsible for satisfying the attendant requirements compelled by the Trust CCO and the Trust’s Board.

Under this Code of Ethics, Fortuna’s Supervised Persons, which includes Access Persons, are prohibited from engaging in the following conduct:

•Employing any device, scheme, or artifice to defraud the Fund;
•Making any untrue statement of a material fact to the Fund or omit o state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
•Engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or
•Engaging in any manipulative practice with respect to the Fund.

In keeping with Rule 204A-1 of the Advisers Act, Fortuna has adopted a formal Code of Ethics that classifies all Adviser employees (a/k/a Supervised Persons) as “Access Persons”. Accordingly, these Access Persons are subject to the Fortuna Code of Ethics (“Code”) and its provisions. In regard to Fortuna, the CCO or designee shall administer the attestations or certifications and shall perform reviews to detect any issues or concerns that must be addressed, documented, and/or reported (including “Material Compliance Matters”).

Personal Securities Transactions: The Code covers the personal securities transactions of covered accounts for which they or their household members have discretion. In addition, the Code covers the political contributions, outside business activities, gifts and entertainment for business purposes for all Access Persons. Fortuna policy in connection to the Code will, as a general principle, follow the parameters outlined in this section of the Manual.

Procedure

The Code of Ethics, as described in further detail below, is provided in the Compliance Manual which is distributed to each Supervised Person annually. Each Access Person, within ten days after initially receiving Fortuna’s Code of Ethics and within forty-five days after the end of the calendar year, shall complete an attestation asserting that he/she has received, read, understands, and will abide by its contents. Fortuna’s CCO shall receive and review these signed attestations. In addition, the Code of Ethics’ specific requirements set forth below will subject to certifications done at the time of hire (i.e., Initial Certification) and thereafter after quarterly as well as annual holding reports certifications to be executed by each Access Person.

Outside Business Activities: The Code permits Access Persons to engage in Outside Business Activities (OBAs) subject to (i) pre-approval by the CCO or designee and (ii) so long as the OBA does not present any material conflict of interest to Fortuna or otherwise impact Fortuna clients adversely.

Political Contributions: The Code permits Access Persons including the CCO to make political contributions subject to conditions described below and informs Access Persons to verify independently if the contribution limits are consistent with the thresholds, if any, permitted by the laws of the federal government, state, or local jurisdictional law.

Gifts and Gratuities/Entertainment: The Code permits Access Persons to give or receive gifts, gratuities, or entertainment subject to the conditions set forth in the Code of Ethics. Loans are also covered under the “Gifts and Gratuities/Entertainment” provisions articulated in this section of the Manual. Preclearance by the CCO or designee is required for gifts (given or received) of $250 or more whereas quarterly certification reporting for gifts under that limit is required. The Code of Ethics does allow for exceptions to gift limits where there is an established personal relationship and for specific lift events.

Loans. Fortuna or its Supervised Persons are prohibited from giving or receiving loans to other employees or representatives of clients of the Firm without prior approval by the CCO or designee.

To distinguish the difference between Gifts from Gratuities/Entertainment, here is a common scenario:

•Example A: Access Person invites a prospective client to a sporting event. The Access Person attends the event with the prospective client. This is an example of Entertainment.

•Example B: Access Person gives a prospective client to two tickets to a sporting event. The Access Persons does not attend the event with the prospective client. This is an example of a Gift.

Conflicts of Interest: The Code, in keeping with Fortuna’s fiduciary obligations, mandates that Access Persons, at all times, place the interests of Fortuna’s clients ahead of both Fortuna and their own interests. Fortuna Access Persons are compelled to act in a professional matter when conducting business for the Adviser and, in accord with that standard, shall disclose any material conflicts of interests when conducting their duties on behalf of Fortuna to the CCO or designee promptly.

Responsibility
CCO or designee

Personal Securities Transactions

Background
As required by Rule 204A-1, the Code of Ethics must govern certain activities conducted by Access Persons to ensure that an RIA is operating in a manner consistent with its fiduciary obligations.

Policy
As a fundamental principle, Fortuna requires that all personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. For purposes of this Policy, “Personal securities transactions” shall mean any purchase or sale of a Covered Security by an Access Person in a Covered Account; provided, however, that the CCO or designee may, on a case by case basis, exclude certain accounts from the below restrictions if such accounts qualify as Covered Accounts solely as a result of part (2) of the definition of such term. Moreover, each Supervised shall: (i) comply with all applicable securities laws and (ii) report any violations concerning personal securities transactions promptly to the CCO or designee.

The Code does permit Access Persons to maintain personal securities accounts. Personal investing by an Access Person in any account in which the access person has a beneficial interest, including accounts for any immediate family or household members, must be consistent with our fiduciary duty to our clients and regulatory requirements. Each Access Person must identify within 10 days of becoming an Access Person, and subsequently on both a quarterly and again annually, any personal investment account information to the CCO or designee initially and on an ongoing basis. Appropriate investment opportunities must be offered to clients first before the Adviser or any employee may act on them.

Definitions: The Code of Ethics shall use the following terms and related definitions:

(a)    “Access Person” means (i) any Supervised Person of Fortuna (1) who has access to nonpublic information regarding any clients’ purchase or sale of securities or (2) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any Manager, director or officer of Fortuna.

(b)    “Supervised Person” means any member, officer, director (or other person occupying a similar status or performing similar functions), or employee of Fortuna (which may include independent contractors), or other person who does not provide investment advice on behalf of

Fortuna or has access to client recommendations (which is precluded through physical and technology barriers) and is subject to the supervision and control of Fortuna.

(c)    “Covered Security” means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by Fortuna (if applicable), or shares of open-end mutual funds.

(d)    “Fund” means any investment fund or investment pooled vehicle for which Fortuna is the investment adviser or sub-adviser.

(e)    “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(f)    “Beneficial Ownership,” for purposes of this Code of Ethics and in keeping with Rule 204-1 of the Investment Advisers Act, means any securities or private investments held in accounts over which the Access Person has direct or indirect influence or control including themselves or members of their household. Excluded from this definition are securities held in accounts over which the access person had no direct or indirect influence or control.

(g)    “Covered Account” shall mean any brokerage or bank account that holds covered securities for which the Access Person has discretionary authority and/or beneficial ownership as described in Section 2.

(h)    “Covered Security” means, for purposes of this Code of Ethics and in keeping with Rule 204-1 of the Investment Advisers, any securities, cryptocurrencies (e.g., Bitcoin), futures on cryptocurrencies, or private investments held in accounts in which the Access Person has Beneficial Ownership.

Procedure
Personal Securities Transactions. Fortuna has adopted procedures to implement our policy on personal securities transactions and reviews to monitor and ensure our policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:

•All personal securities transactions in covered securities that are to be executed in covered accounts are subject to reporting under the Code of Ethics except transactions in which the Access Person or household member does not have discretionary authority (such as where a brokerage Adviser or financial advisor makes all investment decisions for the Access Person or household member), accounts that do not permit purchase or sale of covered securities (e.g., 529 Plans), and/or direct obligations of the Government of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper and high quality shortterm debt instruments, or shares issued by registered affiliated or unaffiliated openend investment companies;
•All Access Persons are required to provide a report of all personal securities holdings to the CCO within ten days after the date of employment. The report must reflect holdings information as of no more than 45 days prior to the employment date of the employee. In addition, Access Persons are required to provide a report of all personal securities holdings to the CCO as of December 31st no more than 45 days after the end of the calendar year. These holdings reports, which shall include the date such reports are submitted, must include the following information for each Reportable Security:
oSecurity name
oTicker symbol or CUSIP number
oNumber of shares or par
oPrincipal amount
oBroker or bank name
•Access Persons are to report their transactions in reportable securities within 30 days after the end of each calendar quarter. Such reports shall include, for each transaction;
othe date of the transaction,
othe title,
oas applicable the exchange ticker symbol or CUSIP number,
ointerest rate and maturity date,
onumber of shares,
oprincipal amount of each reportable security involved;
othe nature of the transaction (e.g., purchase or sale),
othe price at which the transaction was effected;
othe executing broker, dealer, or bank; and
othe date the access person submits the report; and
•Front-Running and Scalping, which includes instances of trading while in possession of information concerning the Adviser’s trades is called front-running or scalping and is prohibited (and may be in violation of federal law). Front-running is making a trade in the same direction as the Adviser or a client just before the Adviser or client makes its trade whereas Scalping is when a making a trade in the opposite direction just after a trade by the Adviser or a client. The Firm has a strict prohibition in regard to such deceptive practices. Fortuna does permit its Supervised Persons’ Personal Securities Transactions to be traded alongside Client transactions on the same side of the market and with the confirmation that the Supervised Person receives the same price for the subject transaction.
•Confirmations and brokerage account statements may be accepted in lieu of transaction and holdings reports so long as the confirmations and statements contain all required information and as long as the information is current within 45 days of reporting for holdings reports and such statements are received within 30 days of the end of each calendar quarter for personal securities transactions.

Fortuna, in addition to the aforementioned procedures, has also adopted these provisions attendant to personal securities transactions as part of its Code of Ethics:

•CCO Pre-Clearance: Access Persons must always seek and obtain pre-clearance from the CCO or designee for the following transactions:
o Preclearance of an Access Person's participation in an initial public offering (“IPO”), which means the first sale of stock issued by a company to the public. This approval is valid for the date of the IPO;
oObtain prior approval of any acquisition of securities in a limited offering (e.g., 144A, or interest in a private limited partnership, or similar type of investments). This approval is valid for up to seven calendar days.; and
Pre-clearance of an Access Person’s purchase or sale of a registered investment company or other pooled investment vehicle (public or private and registered or unregistered) in which Fortuna is the Adviser (each a “Reportable Fund” or together “Reportable Funds”). This approval is valid only for the date the request for pre-clearance has been made. The name and ticker for these registered investment companies will be disseminated to all Access Persons by the CCO or designee.

Notes:
•Fortuna has the discretion to automate any and/or all components of its Code of Ethics (“Code”) provisions. In such instances, Fortuna shall coordinate its Code requirements with the third-party service provider and maintain electronic files (in lieu of hard copy files) as required under the Advisers Act. The Trust CCO, as noted, shall be responsible for retention of Code of Ethics provisions required under the Company Act.

Responsibility

CCO or designee

Conflicts of Interest

Background
As a registered investment adviser (RIAs), Fortuna and its Supervised Persons must act, at all times, in a professional matter consistent with its fiduciary obligation to the adviser’s clients. As part of this obligation, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm.

Policy
Fortuna had implemented a policy concerning Conflicts of Interests that make it a violation of the duty of loyalty to the Adviser to act in the following manner without the prior written consent of the CCO or designee:

•Rebate, directly or indirectly, to any person, Adviser, or corporation any part of the compensation received from the Adviser as an employee;
•Accept, directly or indirectly, from any person, firm, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Company or a client account; and/or
•Own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

Procedures

In general, Fortuna has identified certain conflicts of interest that the CCO or designee shall be responsible for overseeing that the Adviser properly discloses them to clients in disclosure documents and marketing communications, where applicable, and instituting controls to mitigate their impact to Fortuna and its clients. In addition, the CCO should promptly review any unreported conflicts of interests to determine appropriate risk mitigation including operational or policy controls and insertion into the Firm’s disclosure documents. As identified as fundamental standards, the following conflicts have been identified and disclosed in disclosure documents of the Firm

•Securities Transactions. Fortuna may execute transaction for certain clients (i.e., registered investment companies) that may adversely impact the value of securities held by other clients
•Personal Securities Transactions. Fortuna has instituted a Code of Ethics to regulate the personal securities transactions of its employees and, in doing so, preventing any personal trades in issuers or securities that may affect Fortuna client account portfolios.
•Expert Networks. Should Fortuna engage in the use of Expert Network(s), or a type of business that connects companies with expert resources or subject-matter experts, such as academics, C-levels, founders, and high-level officials to provide valuable information, data, or assistance, then the Adviser shall follow the Paid Industry Experts policy and procedure herein this Manual.

Responsibility

CCO or designee

Outside Business Activities

Background

Outside business interests or investment activities (collectively hereafter “Outside Business Activities”) may interfere with Supervised Person's duties with the Firm. Accordingly, RIAs must adopt and implement policies and procedures to monitor the Outside Business Activities (“OBAs”) of its Supervised Persons including placing restrictions or prohibiting such activities.

Policy
Access Persons, prior to engaging in any OBA (including directorships of private companies, consulting engagements, or public/charitable positions) and/or accepting compensation from firms or individuals outside of Fortuna, must submit a request to the CCO or designee who shall approve or disapprove the activity request. The request, among other things, must be submitted through the system approved by the Adviser and include the nature of the activity; how much time will be devoted; and when the activity will occur (business hours or other). conflict of interest may arise if a Supervised Person engages in an outside activity or investment that may be inconsistent with the Adviser’s business interests.

Procedures
Access Persons must report any pre-existing OBA upon joining Fortuna and annually thereafter so the CCO or designee can review and, where necessary, implement restrictions or determine that the OBA presents a material conflict to the Adviser and therefore must be disapproved or alert the Supervised Person to refrain from further such activity. The CCO or designee may require further information concerning any outside activity for which approval is requested, including the number of hours involved and the compensation to be received. In particular, Supervised Persons should analyze their current engagements with a particular emphasis on activities which involve:
•a time commitment which would prevent such Supervised Person from performing his or her duties for the Firm;
•an activity that gives the impression that the services performed are an extension of Fortuna’s business when in fact the contrary is true;
•active participation in any business in the financial services industry or otherwise in competition with the Firm, such as, teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances,
•Serving as an employee, officer or director of any private business, charitable organization or non-profit organization;
•Supervised Persons may not serve on the board of any company whose securities are publicly traded, or of any company that the Company or any client account owns securities.

All Access Persons must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between the Access Person’s personal interests and the interests of the Adviser or its clients. A potential conflict of interest exists whenever a Supervised Person has a direct financial or other personal interest in any transaction or proposed transaction involving Fortuna or its clients. A conflict of interest may also exist where the Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship. In such situations, Access Persons must disclose the conflict to the CCO or designee and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Adviser or any of its clients and the client involved. Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly, or indirectly, as a result.

Responsibility
CCO or designee

Political Contributions

Background
Rule 206(4)-5 of the Advisers Act, commonly referred to as “Pay-to-play”, refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, the SEC adopted provisions that substantially restrict contribution and solicitation practices of investment advisers and certain of their related persons, as follows:

•It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the Adviser;
•It prohibits an advisory Adviser and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business; and
•It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-RIA or broker-dealer subject to similar pay to play restrictions.

Policy
Fortuna, a SEC-registered investment adviser, has adopted and implemented the following policy and procedures on connection to Rule 206(4)-5. For purposes of this Manual, the following pertinent terms shall be defined as follows:

•“Covered Associate” means: (i) any Supervised Person; and (ii) any political action committee or similar organization controlled by the Adviser or by any Covered Person. From time to time, the Adviser or its Covered Associates may be asked to make a political contribution. In addition, Covered Associates, by their own volition, may seek to make individual political contributions. Though the Adviser does not actively solicit government entity business, as an investment manager, the Adviser is eligible and may be asked to manage money on behalf of a state or municipality in the future. To avoid any real or perceived conflict of interests, the Adviser requires that individual political contributions be subject to preclearance as further detailed below.
•“Political Contributions” include direct payments of money to a campaign organization, volunteer work, or fund-raising work done on behalf of, or to benefit, a political campaign, organization, or candidate.

Procedures
The Adviser’s procedures are divided into two sections purposefully to cover Fortuna, in its capacity as an investment adviser, and Fortuna Supervised Persons.

Adviser Contributions. Fortuna, as a SEC-registered investment adviser does not intend to make political contributions.

Individual Contributions. Political activity must occur strictly in an individual and private capacity and not on behalf of Fortuna (or “Adviser”). The Adviser’s resources, financial or otherwise, may not be used to support political parties, candidates, or causes, unless approved in advance by the CCO or designee, and therefore:

•The Adviser will not reimburse any Covered Person (i.e., Supervised Person) for individual political contributions;
•Corporate credit cards issued to Covered Persons cannot be used to make contributions; and
•Covered Associates are not permitted to use the Adviser’s name in connection with any political campaign other than to state that they are affiliated with or employed by the Adviser.

Fortuna Supervised Persons who are also “Covered Associates” may make political contributions to elected officials at the Federal, State County and local level provided such contributions subject to the applicable de minimis thresholds outlined here,:

•Receive pre-clearance from the CCO or designee through the system that Fortuna has implemented; and

•In total, are not in excess of $250 or foreign currency equivalent to each official, per election for whom they may vote, and $150 to other candidates or political action campaigns.

Responsibility
CCO or designee

Gifts and Gratuities/Entertainment

Background
Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest and. To remain in adherence to its fiduciary obligations under the Advisers Act, Fortuna has implemented the following policies set forth below to guide employees in this area.

Policy
Generally, Supervised Persons should not, directly, or indirectly, accept or provide any gifts or favors that might influence decisions regarding business transactions involving the Adviser, or that others might reasonably believe would influence such decisions. For our purposes, the following definitions shall apply in relationship to this policy:

•Gift: A “gift” is defined as anything of monetary value including non-cash compensation. Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift.
•Entertainment (or Gratuities): Acceptance of meals and entertainment where the host is present is considered “entertainment.”

Supervised Persons (including Access Persons) are restricted from accepting inappropriate gifts, favors, entertainment, special accommodations, or other things, of material value that could or give the appearance of influencing their decisionmaking or make feel obligated to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment, or other things of material value that could be deemed overly generous or aimed at influencing decisionmaking or making a client feel obligated to the Adviser or the supervised or access person. Fortuna’s Gift Policy also maintains these specific considerations for all Supervised Persons to abide:
•Cash/Non-Cash Compensation. No Supervised Person may give or accept cash gifts or cash equivalents (such as non-cash compensation, including fee discounts applicable to Firm advisory services) to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.
•Loans. No Supervised Person may give or accept a loan from a client of Fortuna without written pre-approval from the CCO or designee.

Procedures

The CCO or designee will ensure that all Access Persons understand the restrictions on giving and receiving gifts and/or compensation of any nature. Supervised or access persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence, or give the appearance of influencing, their decision-making or make them feel beholden to a person or firm. Similarly, supervised or access persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Adviser or the supervised or access person. Generally, it is expected that the value of such gifts do not exceed $300. Gifts received from vendors will be logged onto a Gifts and Gratuities Log or other comparable document (electronic or written) and retained. The log will include an estimated value of each gift received. The CCO or designee will maintain, in an electronic format, a Gifts and Gratuities (Entertainment) log and enter the date, vendor name and fair value of any vendor gift.

Responsibility
CCO or designee

Insider Trading Policy

Background
Various federal and state securities laws and the Advisers Act require every investment adviser to establish, maintain, and enforce policies and procedures reasonably designed to prevent the misuse of material, non-public information in violation of the Advisers Act or other securities laws by the investment adviser of any Access Person associated with the investment adviser.

Policy
Fortuna’s Insider Trading Policy (see below) prohibits any Access Person from acting upon, misusing, or disclosing any material non-public information, also known as “inside information.” Any instances or questions regarding possible inside information must be immediately brought to the attention of the CCO or designee, and any violations of the Adviser’s policy in this regard shall result in disciplinary action up to termination.

Procedures

Fortuna has adopted and implemented specific procedures to help ensure adherence to the Adviser’s Insider Trading Policy including a review of its contents on an annual basis. Additionally, the Adviser has instituted these other specific procedures:
•The Insider Trading Policy is distributed to all Access Persons, and newly hired Access Persons within 10 days of hire. In such instances, Access Persons shall attest that the received the Insider Trading Policy including upon first receipt of the policy and annually thereafter. The attestation, too, requires the Access Person to certify he or she received the policy, read the policy, and will abide by the provisions in the policy;
•Access Persons must report to the CCO or designee all business, financial or personal relationships that may result in access to material non-public information;
•The CCO or designee reviews all transactional activity for Access Persons and Access Person-related or household accounts (which is inclusive of any account subject to the Code of Ethics). As noted in the Code of Ethics, initial and holding reports from Access Persons and Access Person-related or household accounts must be submitted to the CCO or designee and perform quarterly reviews of brokerage account statements for such covered accounts;
•The CCO or designee shall provide guidance to Access Persons on any potential insider trading situation or related questions; and
•Where necessary, the CCO shall prepare a written report of any potential violation of the Adviser’s Insider Trading Policy including recommendations of corrective actions and/or disciplinary sanctions. This report may be sent to outside counsel.

Responsibility

CCO or designee